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AMERICAS POWER PARTNERS, INC.                                        EXHIBIT 11.

COMPUTATION OF PER SHARE EARNINGS.

Year ended June 30, 2002




Weighted average shares of Common Stock outstanding
         for the year ended June 30, 2002                     7,138,100

Net loss for the year                                       $  (952,139)
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Net loss per share - basic and diluted                      $     (0.13)
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